Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On March 24, 2011, Summer Infant, Inc. (“Summer”) completed its previously announced acquisition of BornFree Holdings Ltd. (“BornFree”) for approximately $24.6 million, which consisted of $14.0 million in cash and approximately $10.6 million in common stock paid at the closing.  In addition, the BornFree stockholders may receive earn-out payments upon achievement of certain financial targets for the period June 1, 2011 through February 28, 2012 up to a maximum amount of $13 million, of which up to $6.5 million may be paid in shares of Summer’s common stock.

The following unaudited pro forma condensed consolidated balance sheet combines Summer’s historical balance sheets and those of BornFree as of December 31, 2010, giving effect to the acquisition of BornFree as if it had occurred on December 31, 2010.  The following unaudited pro forma condensed consolidated statements of income combine Summer’s historical statement of income for the year ended December 31, 2010 with those of BornFree for the year ended December 31, 2010, in each case giving effect to the acquisition as if it had occurred on January 1, 2010.

Under the purchase method of accounting, the preliminary purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed, based on preliminary estimates, which assume that historical cost approximates fair value of the assets and liabilities of Summer.  As such, management estimates that a substantial portion of the excess purchase price will be allocated to non-amortizable intangible assets.  These estimates are subject to change upon the finalization of the valuation of certain assets and liabilities and may be adjusted in accordance with the provisions of FASB ASC Topic 805, Business Combinations.

The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with Summer’s financial statements and those of BornFree and the related notes thereto presented within this Current Report on Form 8-K/A.  The pro forma adjustments are preliminary and the unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the acquisition taken place on the dates noted, or of Summer’s future financial position or operating results.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

December 31, 2010

(In thousands of dollars)

	Summer	BornFree	Adjustments		Pro forma
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,138	416			$1,554
Trade receivables, net of allowances for doubtful accounts	46,693	$2,195			48,888
Inventory, primarily finished goods	45,853	4,481			50,334
Prepaids and other current assets	2,783	205			2,988
Deferred tax assets	1,269				1,269

TOTAL CURRENT ASSETS	97,736	7,297			105,033
Property and equipment, net	14,958	1,313			16,271
Goodwill	50,375	—	$19,584	(a)(e)	69,959
Other intangible assets, net	14,745	1,541			16,286
Other Assets	181	79			260

TOTAL ASSETS	$177,995	$10,230	$19,584		$207,809

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long term debt	$1,256	$4,321	$(4,321	)(a)	$1,256
Accounts payable and accrued expenses	35,651	5,099			40,750

TOTAL CURRENT LIABILITIES	36,907	9,420	(4,321)		42,006
Long term liabilities, less current portion	51,963	2,190	11,810	(a)	65,963
Deferred tax liabilities and other liabilities	12,664	108			12,772

TOTAL LIABILITIES	101,534	11,718	7,489		120,741

STOCKHOLDERS’ EQUITY

Common stock	1	—			1
Additional paid-in capital	56,431	—	10,607	(a)	67,038

Retained earnings	20,490	(1,488)	1,488	(b)	20,490
Accumulated other comprehensive loss	(461)				(461)

TOTAL STOCKHOLDERS’ EQUITY	76,461	(1,488)	(12,095)		87,068

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$177,995	$10,230	$19,584		$207,809

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Income and Per Share Data

Twelve Months Ended December 31, 2010

(In thousands of US dollars, except for per share amounts)

	Summer	BornFree	Adjustments		Pro forma
Net revenues	$194,485	$15,635			$210,120
Cost of goods sold (2)	124,994	6,714			131,708

GROSS PROFIT	69,491	8,921			78,412
Selling, general & administrative expenses (1) (2)	53,731	9,521			63,252
Depreciation and amortization	5,384	570			5,954

OPERATING INCOME (LOSS)	10,376	(1,170)			9,206

Interest and other expense	(1,734)	(962)	$(588	)(c)	(3,284)

INCOME BEFORE PROVISION FOR INCOME TAXES	8,642	(2,132)	(588)		5,922
Income tax expense	2,055	—	(647	)(d)	1,408

NET INCOME	$6,587	$(2,132)	$59		$4,514

Weighted average number of shares outstanding:
Basic	15,431,806		1,510,989		16,942,795
Diluted	16,408,594		1,510,989		17,919,583
Net income per share, Basic	$0.43				$0.27
Net income per share, Diluted	$0.40				$0.25

(1)          Includes gain on settlement of acquisition-related liability of $1,770.

(2)          In the Born Free column, depreciation and amortization has been broken out from cost of goods sold and selling, general and administrative expenses into its own line in order to be comparable with the Summer Infant presentation.

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except for per share amounts)

a)   To record the purchase of all the stockholders’ equity of BornFree, the payoff of BornFree debt, and the allocation of the purchase price to assets acquired and liabilities assumed as follows:

Calculation of allocable provisional consideration:

	December 31, 2010
Cash	$14,000
Stock	10,607	*
Purchase Price	$24,607

Provisional allocation of purchase price:

BornFree, net of assets acquired:

December 31, 2010
Trade Receivables	$2,195
Inventory	4,481
Cash	416
Property and equipment, net	1,313
Intangible assets, net	1,541
Other assets	284
Accounts Payable	(5,099)
Other liabilities	(108))

5,023

Goodwill and other intangible assets (residual)	19,584

Total allocable price**	$24,607

  *      The stock portion of the acquisition consists of 1,510,989 shares at a price per share of $7.02.

**     Total allocable price does not include contingent consideration (of upto approximately $13,000), the estimate of which has not yet been completed.

(b)   To adjust  pre-acquisition equity at BornFree.

(c)   To record increased interest expense due to the increase in debt required to fund the BornFree acquisition.

(d)   To adjust state and federal income taxes to the consolidated rate of 23.78%.

(e)   Assumes residual purchase price is all allocable to goodwill, pending completion of third party valuations of identifiable intangible assets.

Purchase Accounting Adjustment

Under the purchase method of accounting, the total preliminary purchase price has been allocated to the net tangible and intangible assets acquired and liabilities assumed, based on various preliminary estimates of their fair values by Summer management.  Management’s estimates and assumptions are subject to change upon the finalization of the valuation and may be adjusted in accordance with FASB ASC Topic 805,Financial Accounting Standards (“SFAS”) No. 141, Business Combinations.  The purchase price allocation is not finalized.  Valuations of customer relationships, trade name and intellectual property, have not been completed.  Management has assumed that carrying value approximates fair value for certain tangible assets and liabilities of Summer Infant, Inc.  Some of these assets, such as goodwill, will be non-amortizable; other tangible and intangible assets will be amortized over their useful lives.

Under the purchase method of accounting, the Acquisition will be recorded as of the closing date, reflecting the assets and liabilities of BornFree (the target), at their acquisition date fair values.  Intangible assets that are identifiable are recognized separately from goodwill which is measured and recognized as the excess of the fair value of BornFree, as a whole, over the net amount of the recognized identifiable assets acquired and liabilities assumed.  The results of operations of BornFree will be included in the results of the combined entity from the date of acquisition forward.

The preliminary allocation of the purchase price for accounting purposes was based upon preliminary estimates and assumptions that are subject to change upon the finalization of the transaction, including estimating the amount of contingent consideration due to the sellers, and the related valuations.